Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 17, 2012 (the “Effective Date”), is made by and among Pharmaceutical Product Development, LLC, a Delaware limited liability company (together with any successor or permitted assigns thereto, the “Company”), Jaguar Holding Company I, a Delaware corporation (together with any successor thereto, “Parent”) and David Simmons (the “Executive” and, together with the Parent and the Company, the “Parties”).

RECITALS

WHEREAS, it is the desire of the Parent and the Company to assure itself of the services of Executive by entering into this Agreement; and

WHEREAS, Executive, the Parent and the Company mutually desire that Executive provide services to the Parent and the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)     General. The Parent and the Company shall employ Executive and Executive shall enter the employ of the Parent and the Company, for the period and in the positions set forth in this Section 1, and upon and subject to the other terms and conditions herein provided.

(b)     Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on June 14, 2012 or such earlier date as is consistent with Executive’s transition responsibilities to his current employer (the “Commencement Date”) and ending on December 31, 2014, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than sixty (60) days prior to the end of the otherwise applicable Term either Party gives written notice of non-extension of the Term to the other, in which case Executive’s employment will terminate at the end of the then applicable Term, subject to earlier termination as provided in Section 3.

(c)     Position and Duties. During the Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and the Parent (and, in his discretion, any major subsidiary of the Company) and as Chairman and a member of the board of directors of the Parent (the “Board”) and as Chairman and a member of the board of managers of the Company, with such customary responsibilities, duties and authority normally associated with such positions in a company the nature and size of the Parent and the Company (including, without limitation, day-to-day responsibility for operating the Parent, the Company and their respective subsidiaries, overseeing all operational aspects of the Parent’s, the Company’s and their respective subsidiaries’ businesses and hiring and firing other members of management) and such other duties as may be assigned by the Board consistent with Executive’s positions and authorities. During the Term, Executive shall report directly to the Board and all executives of the Parent and the Company and the senior officers of any subsidiary of the Company shall report directly to Executive or his designee. The Company agrees to amend its limited liability agreement to be consistent with this Section 1(c) and this Agreement. During the Term, Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company

(which shall include service to its subsidiaries and affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) serve on one outside for-profit public company board of directors, in each case, subject to Section 5 and the Proprietary Information Agreement (as defined below) and, in the case of clauses (i)-(iii) provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its affiliates as adopted from time to time, in each case as amended from time to time, as delivered or made available to Executive (each, a “Policy”). The Parent agrees not to establish or operate an intermediary company or companies (or other entity) between the Parent and the Company in a manner which adversely affects Executive’s authorities, duties or entitlements under this Agreement and the Parent and the Company agree not to give the President’s title for the Parent or the Company to any person other than Executive without Executive’s prior consent.

2.	Compensation and Related Matters.

(a)     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $1,500,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, but in all events no less frequently than semi-monthly. Such annual base salary shall be reviewed and may be adjusted from time to time by the Board, provided that the annual base salary may not be decreased without Executive’s written consent (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)     Bonus. During the Term, Executive will be entitled to participate in an annual incentive program established by the Board for Company management, which, with respect to Executive, shall be consistent with this Agreement. During the Term, Executive’s annual bonus compensation under such incentive program (the “Annual Bonus”) shall be targeted at 100% of the Annual Base Salary (the “Target Bonus Amount”). The Annual Bonus shall be based 70% upon the achievement of Company performance metrics established by the Board in good faith after consultation with the Executive and paid at no less than 70% of the Target Bonus Amount if the performance metrics are achieved and 30% upon achievement of individual qualitative factors as determined by the Board in its discretion. If the performance metrics are exceeded for the applicable year, Executive is eligible to earn up to 200% of the Target Bonus Amount. The Executive’s Annual Bonus for calendar year 2012 shall be based on the EBITDA Target for 2012 for the Performance Options (which EBITDA calculated in accordance with Exhibit A), shall not be pro-rated for Executive’s partial year of service in 2012 and shall therefore be determined as if the Executive had commenced employment with the Company on January 1, 2012 and, in all events, shall not be less than $1,200,000. The payment of any Annual Bonus shall be paid in cash in the year following the end of the performance year. Except as otherwise provided in Section 4 or in any applicable incentive program, the payment of any Annual Bonus shall be subject to Executive’s continued employment with the Company through the date of payment; provided however that if Executive’s employment shall terminate (other than as a result of the Company’s termination of the Executive’s employment for Cause pursuant to Section 3(a)(iii) or as a result of the Executive’s resignation without Good Reason pursuant to Section 3(a)(vi)) on or after January 1 of an applicable year, Executive shall be entitled to receive any earned but unpaid Annual Bonus for the prior year pursuant to this Section 2(b).

(c)     Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company to the same extent as other senior-level executives (excluding aircraft use, severance benefits or the right to receive equity compensation), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time for all senior-level executives. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement. The Company represents that during the Term no other senior-level executive employees of Parent or any of its subsidiaries have, or will have, contractual rights to greater personal aircraft usage, severance benefits or equity compensation than Executive.

(d)     Vacation. During the Term, Executive shall be entitled to not less than 27 days of paid personal leave or such greater amount provided pursuant to the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)     Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy as in effect as of the Effective Date (including any modifications thereafter which are favorable to Executive).

(f)     Aircraft Use. During the Term, Executive shall be entitled to use the Company’s aircraft for personal use up to a maximum of 20,000 miles per year. The use of the Company’s aircraft will be subject to the terms and conditions of the Company’s aircraft use policy applicable to senior executives of the Company as may be amended from time to time; provided that no such amendment shall reduce Executive’s annual mile allowance below 20,000 miles per year.

(g)     Stock Options. On the Commencement Date, Executive will be granted options (the “Options”) to purchase 1,960,000 shares of common stock of Parent pursuant to the terms of Parent’s Amended and Restated 2011 Equity Incentive Plan (the “Equity Plan”) and a stock option agreement in the form attached hereto as Exhibit A (the “Option Agreement”). The per share exercise prices of the Options shall be the same as the per share price paid by Parent’s principal stockholders in connection with their acquisition of the Company, which is $10.00 per share (but shall not be less than the fair market value of one share of Parent’s common stock on the date of grant). Any equity granted by the Parent shall also be governed by the side letter attached hereto as Exhibit B (the “Side Letter”).

(h)     Restricted Stock. On the Commencement Date, subject to Executive executing the stockholders agreement of Parent (as modified by the Side Letter), Executive will be granted 250,000 shares of restricted common stock of Parent (the “Restricted Shares”) pursuant to the terms of the Equity Plan and a separate restricted stock agreement in the form attached hereto as Exhibit C (the “Restricted Stock Agreement”).

(i)     Other Long-Term Incentive Awards. During the Term, with respect to any other long-term incentive or equity awards granted to Executive, the time-vested equity shall vest and remain exercisable on terms and conditions no less favorable than set forth in Exhibit A (using the grant date for such equity as the Grant Date under Exhibit A) and, with respect to all such equity, the non-vesting terms and conditions shall be no less favorable than set forth in Exhibit A.

(j)     Relocation Support. The Company will provide support and assistance for the relocation of Executive and Executive’s family to the Wilmington, North Carolina area as follows: (i) the Company will, or will engage a relocation firm to at its sole expense, facilitate the sale of Executive’s residence in

New Canaan, Connecticut (the “Residence”) on reasonable and customary terms and will, or will engage a relocation firm to at its sole expense, purchase the residence no later than August 1, 2012 at the midpoint of two independent appraisals (the cost of which appraisals will be borne by the Company), (ii) the Executive will not be responsible for any brokerage commissions or other related expenses in connection with the sale of the Residence, subject to the following subclause, (iii) if the Company or the relocation firm purchases the Residence and sells the Residence for more than the purchase price, the Company will pay the Executive as additional consideration for the residence, an amount in calendar year 2013 equal to the difference between the purchase price and the sale price, reduced (but not below zero) by the amount of any related brokerage commissions and other expenses, such amount, if any, shall be paid within 30 days of the date of sale of the residence by the Company or the relocation firm, as applicable, and shall be subject to the Executive’s continued employment with the Company on the date of such sale (but will remain payable if Executive’s employment is terminated other than pursuant to Section 3(a)(iii) or Section 3(a)(vi)), (iv) the Company will reimburse Executive for reasonable travel, lodging and ground transportation expenses incurred by Executive for round trip travel (no more frequently than weekly) from Executive’s home in New Canaan, Connecticut to Wilmington, North Carolina until Executive is able to secure a rental residence for Executive and his family in the Wilmington, North Carolina area (but no later than August 1, 2012), (v) the Company will reimburse Executive for reasonable travel, lodging and ground transportation expenses incurred by Executive’s spouse to travel no more than two (2) times to Wilmington, North Carolina to look for housing and schools, (vi) the Company will reimburse Executive for monthly rental costs for a residence for Executive and his family in Wilmington, North Carolina (up to $12,000 per month) until Executive purchases a new home in the Wilmington, North Carolina area (but not later than July 1, 2013), and (vii) the Company will reimburse Executive’s reasonable documented moving, storage, insurance and similar expenses in connection with Executive’s and his family’s relocation to the Wilmington, North Carolina area (including moving expenses incurred in connection with not more than one move from rental housing into new housing, which expenses will be reimbursed in calendar year 2013), all such reimbursements in clauses (iv), (v), (vi) and this clause (vii) to be provided following timely submission of documentation thereof and no later than March 15 of the year following the year in which such expenses are incurred, except as otherwise specifically provided in this Section. To the extent any of the reimbursements described in clauses (iv), (v), (vi) or (vii) and the payments in connection with clause (i) (excluding, for the avoidance of doubt, any additional consideration payable under clause (iii)) or clause (ii) are includible in Executive’s income (and not eligible for a corresponding moving expense deduction), the Company will pay to Executive an amount, which after reducing such payment by the amount of any Federal, state or local income or employment taxes payable by Executive in connection therewith, will be sufficient to reimburse Executive for his incremental taxes in connection with such reimbursements, such payment to be made to Executive promptly following the filing of his Federal income tax return reflecting such income and no later than the end of the year following the year in which such taxes were paid by Executive.

3.	Termination.

Executive’s employment hereunder may be terminated by the Parent, the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)	Circumstances.

(i)     Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)     Disability. If Executive has incurred a Disability, as defined below, the Parent or the Company may terminate Executive’s employment.

(iii)     Termination for Cause. The Board may terminate Executive’s employment for Cause, as defined below, and in accordance herewith.

(iv)     Termination without Cause. The Parent or the Company may terminate Executive’s employment without Cause, which shall include a termination of Executive’s employment as a result of the Parent or the Company not renewing the Term pursuant to Section 1.

(v)     Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Parent or the Company for Good Reason, as defined below.

(vi)     Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Parent and the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b)     Notice of Termination. Any termination of Executive’s employment by the Parent, the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i) or a termination of Executive’s employment through a notice of non-renewal of the Term by the Parent or the Company) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall, except in the event of Executive’s resignation from the Company for Good Reason pursuant to Section 3(a)(v), be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion (but in no event later than thirty (30) days after receipt of such notice). The failure by the Board or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(c)     Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) a prompt lump-sum payment equal to the portion of Executive’s Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) prompt reimbursement of any expenses owed to Executive pursuant to Section 2(e), Section 2(j), or Section 9(p); (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, (iv) any rights pursuant to Section 9(q) (including for events which occur after the Date of Termination and payable in accordance with such section, provided that no amounts shall be payable to Executive under Section 9(q)

in the event Executive’s employment is terminated by the Board for Cause pursuant to Section 3(a)(iii)) or the Indemnification Agreement attached hereto as Exhibit F (including for events which arise after the Date of Termination) or with respect to Executive’s outstanding equity awards, including, without limitation, pursuant to Exhibits A, B and C (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason and the Company is not in breach of this Agreement, Executive’s sole and exclusive rights under this Agreement shall be to receive the payments and benefits described in Section 2(b), this Section 3(c) and/or Section 4, as applicable.

(d)     Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Parent, the Company or any of its affiliates. In addition, for the avoidance of doubt, if Executive terminates his employment with the Company or the Parent, he shall be deemed to have terminated his employment with the other party (either the Company or the Parent, as the case may be) for the same reason and if the Company or the Parent terminates Executive’s employment, his employment shall be deemed to have terminated with both the Company and the Parent for the same reason.

4.	Severance Payments.

(a)     Termination for Cause, Resignation from the Parent and the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(vi) due to Executive’s resignation from the Parent or the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)     Termination upon Death or Disability, Termination without Cause or Resignation from the Parent and the Company for Good Reason.

(i)     If Executive’s employment shall terminate as a result of the Executive’s death pursuant to Section 3(a)(i), as a result of the Parent’s or the Company’s termination of Executive due to Disability pursuant to Section 3(a)(ii), as a result of the Parent’s or the Company’s termination of Executive without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, except in the event of Executive’s death, subject to Executive signing on or after the date of Executive’s Separation from Service (as defined below) and before the 45th day following Executive’s Separation from Service, and not revoking, a release of claims in the form attached as Exhibit D to this Agreement (as modified for changes required by applicable law) (the “Release”), and Executive’s continued compliance in all material respects with Section 5(a), Section 5(b) and the Proprietary Information Agreement (with any forfeiture determined in the manner set forth in Section 5(h)), Executive (or Executive’s estate in the event of death) shall receive, in addition to payments and benefits set forth in Section 2(b) and Section 3(c), the following:

(A)     an amount in cash equal to 2.0 times the Annual Base Salary of Executive as of the Date of Termination, plus 1.5 times the Executive’s Target Bonus Amount, payable in the form of salary continuation in regular installments over the 24-month period following the date of Executive’s Separation from Service (the “Severance

Period”) in accordance with the Company’s normal payroll practices; provided that if such termination is on or within 2 years following a Change of Control Transaction which qualifies as a “change of control event” under Section 409A (as defined below), this severance shall be paid in a lump-sum on the 60th day following Executive’s Separation from Service, and provided, further, if such termination results from clause (iv) of the Good Reason definition, the severance under this clause (A) shall equal the sum of 1.0 times the Annual Base Salary of Executive plus 1.0 times Executive’s Target Bonus Amount (with any Annual Base Salary or Target Bonus Amount used in this clause (A) to be determined prior to any reduction giving rise to Good Reason);

(B)     payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the period commencing on Executive’s Separation from Service and ending upon the earliest of (Y) the last day of the Severance Period (which shall remain 24 months if the severance is paid in a lump sum under Section 4(b)(i)(A)) or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(ii)     Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Section 4(b), and such amounts shall not be reduced whether or not the Executive obtains other employment.

(c)     Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2(b), 3(c), 4, 5 through 7, and 9 and the Exhibits attached hereto will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Competition; Proprietary Information Agreement.

Executive acknowledges that, during the Term, the Company from time to time will provide Executive with access to its confidential information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of confidential information, and Executive’s agreements regarding the use of same, in order to protect the value of any confidential information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)     Executive shall not, at any time during the Restricted Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Business (as defined below) of the Company anywhere in the world. Nothing in this Section 5(a) shall prohibit Executive from being a passive owner of not more than 2% of the outstanding voting securities of an entity that is publicly traded, so long as Executive has no active participation in the business of such entity, or, following the Date of

Termination, from having an equity interest in, or providing services to, a subsidiary, affiliate or division of an entity engaged in a Business which competes with the Company’s Business as long as such subsidiary, affiliate or division is not engaged in such Business and Executive does not provide services, directly or indirectly, to such entity’s Business.

(b)     Executive shall not, at any time during the Restricted Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company who Executive knows, or should know, is an employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restricted Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual (or any individual employed within 12 months prior to the Date of Termination) or (z) solicit any vendor or business affiliate of the Company who was a vendor or business affiliate as of Date of Termination (or a vendor or business affiliate that the Company had taken substantial steps to make a vendor or business affiliate of the Company within the three (3) month period prior to the Date of Termination) to cease to do business with the Company. For the avoidance of doubt, this Section 5(b) shall not prevent or prohibit any entity to which Executive is providing services following the Date of Termination from engaging in these activities provided Executive is not assisting such entity in such activities in a manner prohibited under this Section 5(b).

(c)     In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)     As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of providing drug discovery or development services to pharmaceutical, biotechnology, medical device, government and academic organizations and (iii) the term “Restricted Period” shall mean the period beginning on the Commencement Date and ending on the date that is 24 months following the Date of Termination.

(e)     Each Party (which, in the case of the Parent or the Company, shall mean its officers and the members of the Board) agrees, following Executive’s Date of Termination, to refrain from Disparaging (as defined below) the other Party, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, stockholders or officers, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means intentionally making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(f)     Executive represents that to the best of his knowledge and belief Executive’s employment by the Company as of the Commencement Date will not breach any written agreement with any former employer, including any written non-compete agreement or any written agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any written non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(g)     Executive acknowledges that Executive and the Company have entered into that certain Proprietary Information and Inventions Agreement, dated of even date herewith, which is attached as Exhibit E to, and incorporated into and made a part of, this Section 5 (as amended, supplemented or otherwise modified from time to time, the “Proprietary Information Agreement”).

(h)     The severance and entitlements in Section 4(b)(i) shall be subject to forfeiture if Executive materially breaches Section 5(a), Section 5(b) or the Proprietary Information Agreement; provided that prior to forfeiting any such severance or entitlements, the Company shall provide Executive with written notice of the events giving rise to such forfeiture right and, if curable, no less than 10 days to cure (and if Executive cures such event( s) within such time period, the severance shall not be forfeited for such event(s)). Except as otherwise provided in preceding sentence, Executive’s severance and other entitlements shall not be subject to offset, forfeiture or recoupment for any reason.

6.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of any covenant contained in Section 5 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any covenant contained in Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

7.	Assignment and Successors.

None of the Parent’s or the Company’s rights or obligations under this Agreement may be assigned without Executive’s prior written consent; provided, however, that the Parent and the Company may assign this Agreement to any successor to all or substantially all of the business or the assets of the Parent and the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Parent, the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company. In addition, if Executive should die while any payment or entitlement is due to him under this Agreement or otherwise, such payment or entitlement shall be paid to his designated beneficiary (or if there is no designed beneficiary, to his spouse or, if she is not alive, to his estate).

8.	Certain Definitions.

(a)     Cause. The Board shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)     Executive’s willful failure or willful refusal to substantially perform Executive’s material duties with the Parent or the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive upon a resolution to this effect by the Board;

(ii)     Executive’s material breach of Section 5(a) or Section 5(b) this Agreement or the Proprietary Information Agreement;

(iii)     Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation (A) for any felony or (B) for any crime (other than a traffic violation) involving moral turpitude that is materially harmful to the business or reputation of the Company or any of its affiliates;

(iv)     Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement;

(v)     Executive engaging in willful gross neglect or willful misconduct with respect to the Parent and/or the Company, which results in harm to the Parent or the Company; or

(vi)     Executive’s commission of an act of fraud, embezzlement, or misappropriation against the Parent, the Company or any of its subsidiaries.

No act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s actions or omission was in the best interests of the Parent, the Company or their respective subsidiaries. Any act or failure to act (i) based on authority given pursuant to a resolution adopted by the Board, (ii) based on advice of the Parent’s or the Company’s outside counsel, or (iii) based on the direction of the Board shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Parent, the Company and their subsidiaries. Prior to Executive’s termination for Cause by the Board, the Board must provide written notice to Executive describing the act or omission that constitutes Cause and, in respect of circumstances capable of cure, such circumstances must remain uncured for thirty (30) days following the date of such written notice, and upon failing to cure such event (or if such event is incurable), Executive is given an opportunity to be heard before the full Board (represented by counsel) and after such hearing there is a vote by the Board (excluding Executive or any other officer or employee of the Parent or the Company serving on the Board and for purposes of determining the number of members which comprise the Board, excluding the board seat held by Executive or any other officer or employee of the Parent or the Company) to terminate Executive’s employment for Cause.

(b)     Change of Control Transaction. “Change of Control Transaction” shall have such meaning as ascribed in the Stockholders Agreement (as defined in the Equity Plan).

(c)     Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi)) (other than a notice of non-renewal of the Term by the Parent or the Company) the date the Notice of Termination is received or such later date required or permitted pursuant to Section 3(b); or (iii) if the termination of Executive’s employment is pursuant to a notice of non-renewal of the Term provided by the Parent or the Company, the last day of the applicable Term.

(d)     Disability. “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of 120 days during any 12 month period as a result of incapacity due to mental or physical illness as determined by a medical doctor mutually selected by the Parent and Executive (or if the Parties cannot agreed upon a doctor, the Parent and Executive shall each select one doctor and such doctors will select the doctor to make the determination hereunder).

(e)     Good Reason. “Good Reason” means the occurrence of any of the following without Executive’s prior written consent:

(i)     a reduction in Executive’s then-current Annual Base Salary or Target Bonus Amount,

(ii)     the relocation of Executive’s primary work location to a location that is more than twenty-five (25) miles from Executive’s then-current primary work location in Wilmington, North Carolina,

(iii)     failure to elect or re-elect Executive to the positions of Chairman and CEO of the Parent and the Company and as a member of the Board and the board of managers of the Company, or the removal of Executive from any such position,

(iv)     following a Change of Control Transaction, provided that the Change in Control Transaction results from a sale to a public company and the Liquidity Event (as defined in the Option Agreement) has not been achieved in connection with such sale, the failure of Executive to be the CEO of the ultimate parent of any successor entity or division operating the Company and/or Parent’s business,

(v)     a change in reporting structure so that Executive reports to someone other than the Board (which shall include the board of directors of any parent company),

(vi)     a material adverse reduction in Executive’s duties or responsibilities,

(vii)     a material breach by the Parent or the Company of this Agreement or any other material written agreement to which Executive is a party, or

(viii)     the failure of a successor to all or substantially all of the assets of the Parent and/or the Company to assume this Agreement either as a matter of law or contractually as of the date of the consummation of such transaction.

Notwithstanding the foregoing, no Good Reason will have occurred unless (A) Executive shall have delivered to the Company written notice of Executive’s objection to any event set forth in clause (i)-(iii) or clause (v)-(vii) of this Section 8(e) within one hundred twenty (120) days following the later of Executive becoming aware of such event or the event occurring, (B) such event is not corrected, in all material respects, by the Company within thirty (30) days following the Company’s receipt of such notice and (C) Executive resigns Executive’s employment with the Company not more than thirty (30) days following the expiration of the 30-day correction period described in the foregoing clause (B). In the case of clause (viii) termination of Executive’s employment shall be automatic upon the consummation of the transaction and Executive shall not be required to provide any prior notice and the Company shall not have a cure right. In the case of clause (iv), the Company shall not have a cure right, but the notice requirements of the first sentence of this paragraph shall apply.

(f)     Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

9.	Miscellaneous Provisions.

(a)     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina without reference to the principles of conflicts of law of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States.

(b)     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)     Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)    If to the Company:

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: General Counsel

Facsimile: [                ]

and copies to:

Latham & Watkins LLP

555 11th St., NW, Suite 1000

Washington, D.C. 20004

Attention: David T. Della Rocca

Facsimile: [                ]

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.

(d)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)     Entire Agreement. The terms of this Agreement, including its Exhibits and the Proprietary Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, including its Exhibits and the Proprietary Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)     Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. In the event of a conflict between any provision of this Agreement and the provision of any plan, policy, program of, or other agreement with, the Parent or the Company, the provisions of this Agreement shall control.

(g)     No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)     Construction. This Agreement shall be deemed drafted equally by the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)     Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement and its Exhibits, shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (the “AAA”) in Wilmington, North Carolina. Such arbitration shall be conducted in accordance with the then-existing rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by AAA; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator, except that the

Company shall pay all of such fees and expenses if Executive is the prevailing party in the arbitration; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the AAA rules and regulations) of the proceedings has been given to such Party. Except for arbitrator expenses as set forth herein, each Party shall be liable for its or his own legal fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)     Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable (without expanding the scope or time period for any provision in Section 5 hereof).

(k)     Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, or local withholding or other taxes or charges, which the Company is required to withhold pursuant to applicable law. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)     Sections 409A.

(i)     General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixtieth (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)     Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)     Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)     Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(vi)     Company Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(m)     Indemnification; Insurance. As of the Commencement, the Parent and the Company agree to enter into the form of indemnification agreement with Executive attached hereto as Exhibit F.

(n)     Parent Guarantee. In the event that the Company shall fail to satisfy any matured payment obligation to Executive under this Agreement, Parent agrees to satisfy such payment obligation, subject to all of the terms and conditions of this Agreement and applicable law.

(o)     Representations and Warranties. The Parent and the Company each individually represent and warrant to Executive that, (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, (iii) to the best of their knowledge, the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Parent and the Company, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(p)     Reimbursement of Legal Fees. The Company shall promptly reimburse Executive for legal fees incurred in calendar year 2012 by Executive in connection with advice relating to this Agreement, subject to a maximum reimbursement of $50,000.

(q)     Excise Tax Reimbursement. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Parent, the Company or any affiliates thereof or any entity (a “Third Party Entity”) which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code, to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but excluding any payment made under this Section 9(q) and excluding any new agreement with a Third Party Entity that is not consented to by the Board) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive a one-time reimbursement equal to the amount of the Excise Tax imposed on the Payment (the “Partial Gross-Up Payment”). Such Partial Gross-Up Payment shall be paid to Executive at the time the Company’s tax withholding obligation with respect to the Excise Tax arises and, if the Executive reasonably demonstrates that the amount shown as due on Executive’s income tax return in respect of the Excise Tax imposed upon the Payment shall exceed the amount previously paid by the Company, then the Company shall reimburse Executive for such excess amount within thirty days after the date Executive shall file such income tax return, provided Executive shall have notified the Company of the amount due within ten days after filing such tax return. In the event it is subsequently determined that Executive is required to make any additional payments with respect to Excise Tax imposed upon the Payment, the Company shall reimburse Executive for such payments and if Executive has, with the Company’s prior approval and in consultation with the Company, contested the imposition of such Excise Tax shall include in such reimbursement any reasonable expenses incurred by Executive in contesting such Excise Taxes within thirty days after the date of such payment (or, if, with the Company’s prior approval and in consultation with the Company, Executive incurs reasonable expenses in connection with contesting the imposition of Excise Taxes imposed upon the Payment but does not have to pay any additional amounts with respect to Excise Taxes imposed upon the Payment, within 30 days after any such expenses are paid by Executive).. In the event it shall be determined that Executive is entitled to a refund of any Excise Taxes imposed upon the Payment, Executive shall promptly reimburse the Company for such amounts upon receipt of such refund. For the avoidance of doubt, in no event shall Executive be entitled to any payments under this Section 9(q) if following the Date of Termination if Executive’s employment is terminated by the Board for Cause pursuant to Section 3(a)(iii) and in no event shall Executive receive any reimbursement, gross-up or other payment with respect to any Excise Tax imposed on (i) any payments that are made to Executive as a result of this Section 9(q) or (ii) any payments that are made to Executive by a Third Party Entity under a new agreement that is not consented to by the Board.

10.	Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Parent or the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	General Counsel and Secretary

EXECUTIVE

By:	/s/ David S. Simmons
David S. Simmons

PARENT

By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	General Counsel and Secretary

Signature Page to Employment Agreement (D. Simmons)